AMERALINK, INC.

AGREEMENT AND PLAN OF MERGER

August 11, 2006

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (the “Agreement”) is made and entered into as of August 11,, 2006, by and among Ameralink, Inc., a Nevada corporation (“Ameralink”), AMLK Sub Corp., a Nevada corporation (“Merger Sub”) and wholly owned subsidiary of Ameralink, 518 Media, Inc., a California corporation (“518”) and the stockholders of 518 as set forth on the signature pages to this Agreement (“518 Stockholders”).

RECITALS

A.   The Boards of Directors of 518, Ameralink and Merger Sub believe it is in the best interests of their respective companies and the stockholders of their respective companies that 518 and Merger Sub combine into a single company through the merger of Merger Sub and 518 (the “Merger”) and, in furtherance thereof, have approved the Merger. Pursuant to the Merger, among other things, the outstanding shares of capital stock of 518 (the “518 Common Stock”) shall be converted into shares of the Common Stock of Ameralink (the “Ameralink Common Stock”), at the rates set forth herein.

B.   518, 518 Stockholders, Ameralink and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger.

C.   The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and to cause the Merger to qualify as a reorganization under the provisions of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.

AGREEMENT

The parties hereby agree as follows:

SECTION ONE

1.   The Merger.

1.1    The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement, the Certificate of Merger attached hereto as Exhibit A (the “Certificate of Merger”) and the applicable provisions of the California Corporations Code (“California Law), Merger Sub shall be merged with and into 518, the separate corporate existence of Merger Sub shall cease and 518 shall continue as the surviving corporation of the Merger. 518 as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”

1.2    Closing; Effective Time. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place as soon as practicable, (and in no event later than five business days after the satisfaction or waiver of each of the conditions set forth in Sections 4 and 5 below or at such other time as the parties agree (the “Closing Date”). In connection with the Closing, the parties shall cause the Merger to be consummated by filing the Certificate of Merger, together with the required officers’ certificates, with the Secretary of State of the State of California, in accordance with the relevant provisions of California Law (the time of such filing being the “Effective Time”). The Closing shall take place at the offices of Terrell W. Smith, Attorney at Law, LLC, 136 East South Temple, Suite 2112, Salt Lake City, UT 84111, or at such other location as the parties agree.

1.3    Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of California Law. At the Effective Time, all the property, rights, privileges, powers and franchises of 518 and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of 518 and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4        Articles of Incorporation; Bylaws.

(a)   At the Effective Time, the Articles of Incorporation of 518, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by California Law and such Articles of Incorporation.

(b)   At the Effective time, the Bylaws of 518, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by law, the Articles of Incorporation of the Surviving Corporation and such Bylaws.

1.5     Directors and Officers. At the Effective Time, the officers and directors of Ameralink and Merger Sub immediately prior to the Effective Time shall resign and Peter Langs, Wayne Mogel, Frank W. DeMille, Gerard N. Casale Jr. and a nominee of Ameralink to be appointed at Closing shall be the directors of the Surviving Corporation and Ameralink. The officers of Ameralink and Merger Sub immediately prior to the Effective Time shall resign and Peter Langs, Wayne Mogel and Frank W. DeMille shall be the officers of the Surviving Corporation and Ameralink, in each case until their respective successors are duly elected or appointed and qualified.

1.6    Effect on Capital Stock. By virtue of the Merger and without any action on the part of Merger Sub, 518 or any of their respective stockholders, the following shall occur at the Effective Time:

(a)   Conversion of 518 Common Stock. All of the issued and outstanding shares of Common Stock, no par value per share, of 518 (the “518 Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted and exchanged for that number of shares of Ameralink Common Stock as set forth on Exhibit B attached hereto (the “Merger Consideration”). All shares of 518 Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of 518 Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 1.7, without interest.

(b)   Capital Stock of Merger Sub. At the Effective Time, each share of Common Stock of Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

(c)   Dissenters’ Rights. 518 Common Stock held by persons who have not executed this Agreement and approved the Merger contemplated hereby are entitled to exercise dissenters’ rights in accordance with Chapter 13 of California Law (“Dissenting Shares”). Dissenting Shares shall not be converted into Ameralink Common Stock but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to California Law. 518 agrees that, except with the prior written consent of Ameralink, or as required under California Law, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such purchase demand.

1.7     Surrender of Certificates.

(a)   Exchange Agent. First American Stock Transfer shall act as exchange agent (the “Exchange Agent”) in the Merger.

(b)   Ameralink to Provide Common Stock. Promptly after the Effective Time, Ameralink shall make available to the Exchange Agent for exchange in accordance with this Section 1, through such reasonable procedures as Ameralink may adopt, (i) the shares of Ameralink Common Stock issuable pursuant to Section 1.6(a).

(c)   Exchange Procedures. Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates (the “Certificates”) which immediately prior to the Effective Time represented outstanding shares of 518 Common Stock, whose shares were converted into the right to receive shares of Ameralink Common Stock pursuant to Section 1.6, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt of the Certificates by the Exchange Agent, and shall be in such form and have such other provisions as Ameralink may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Ameralink Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Ameralink, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Ameralink Common Stock and the Certificate so surrendered shall forthwith be cancelled. Until so surrendered, each Certificate will be deemed from and after the Effective Time, for all corporate purposes, to evidence the ownership of the number of full shares of Ameralink Common Stock into which such shares of 518 Common Stock shall have been so converted.

(d)   No Liability. Notwithstanding anything to the contrary in this Section 1.7, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(e)   Distributions With Respect to Unexchanged Shares. No dividends or other distributions with respect to Ameralink Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Ameralink Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Ameralink Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of any such dividends or other distributions with a record date after the Effective Time payable (but for the provisions of this Section 1.7(e)) with respect to such shares of Ameralink Common Stock.

(f)   Transfers of Ownership. If any certificate for shares of Ameralink Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of such issuance that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Ameralink or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Ameralink Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Ameralink or any agent designated by it that such tax has been paid or is not payable. In addition, the transferee of such issuance shall agree to the placing of any required restrictive legends on the new certificate for shares of Ameralink common stock.

1.8     No Further Ownership Rights in 518 Common Stock. All shares of Ameralink Common Stock issued upon the surrender for exchange of shares of 518 Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of 518 Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of 518 Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Section 1.

1.9     Tax and Accounting Consequences. It is intended by the parties that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code.

1.10  Ameralink Charter Documents. At or prior to the Closing Date, the Articles of Incorporation and By Laws of Ameralink shall be amended and restated in the forms of Exhibits C-1 and C-2, respectively, attached hereto and incorporated herein by reference.

1.11  Taking of Necessary Action; Further Action. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of 518 and Merger Sub, the officers and directors of 518 and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

SECTION TWO

2.   Representations and Warranties of 518 and 518 Stockholders.

In this Agreement, any reference to a “Material Adverse Effect” with respect to any entity or group of entities means any event, change or effect that, when taken individually or together with all other adverse changes and effects, is or is reasonably likely to be materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations, results of operations or prospects of such entity and its subsidiaries, taken as a whole, or to prevent or materially delay consummation of the Merger or otherwise to prevent such entity and its subsidiaries from performing their obligations under this Agreement.

In this Agreement, any reference to a party’s “knowledge” means such party’s actual knowledge after due and diligent inquiry of officers, directors and other employees of such party reasonably believed to have knowledge of the matter in questions.

Except as disclosed in a document dated as of the date of this Agreement and delivered by 518 to Ameralink prior to the execution and delivery of this Agreement and referring to the representations and warranties in this Agreement (the “518 Disclosure Schedule”), 518 and 518 Stockholders hereby jointly and severally represent and warrant to Ameralink and Merger Sub as follows:

2.1    Organization; Subsidiaries. 518 is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. 518 has the requisite corporate power and authority and all necessary government approvals to own, lease and operate its properties and to carry on its business as now being conducted and as proposed to be conducted, except where the failure to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Material Adverse Effect on 518. 518 is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Material Adverse Effect on 518. 518 has no subsidiaries and the 518 does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity.

2.2    Articles of Incorporation and Bylaws. 518 has delivered to Ameralink a true and correct copy of the Articles of Incorporation and Bylaws or other charter documents of 518 as amended to date. The 518 is not in violation of any of the provisions of its Articles of Incorporation or Bylaws or equivalent organizational documents.

2.3    Capital Structure. The authorized capital stock of 518 consists of 1,000,000 shares of Common Stock, no par value per share, of which 500,000 shares were issued and outstanding as of the close of business on August 11, 2006. There are no other outstanding shares of capital stock or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities. All outstanding shares of 518 Common Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Articles of Incorporation or Bylaws of 518 or any agreement to which 518 is a party or by which it is bound. All outstanding shares of 518 Common Stock were issued in compliance with all applicable federal and state securities laws. There are no contracts, commitments or agreements relating to voting, purchase or sale of 518’s capital stock (i) between or among 518 and any of its stockholders and (ii) to the best of 518’s knowledge, between or among any of 518’s stockholders.

2.4    Authority. 518 has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of 518. 518’s Board of Directors has unanimously approved the Merger and this Agreement. This Agreement has been duly executed and delivered by 518 and all 518 Stockholders and assuming due authorization, execution and delivery by Ameralink and Merger Sub, constitutes the valid and binding obligation of 518 enforceable against 518 in accordance with its terms.

2.5    No Conflicts; Required Filings and Consents.

(a)   The execution and delivery of this Agreement by 518 does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Articles of Incorporation or Bylaws of 518, as amended, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to 518 or any of its properties or assets.

(b)   No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality (“Governmental Entity”) is required by or with respect to 518 in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger, together with the required officers’ certificates, as provided in Section 1.2, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Securities Act of 1933, as amended (the “Securities Act”), applicable state securities laws and the securities laws of any foreign country; and (iii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on 518 and would not prevent, or materially alter or delay any of the transactions contemplated by this Agreement.

2.6    Financial Statements. Section 2.6 of the 518 Disclosure Schedule includes a true, correct and complete copy of 518’s audited financial statements for each of the fiscal year ended December 31, 2005, and its unaudited financial statements (balance sheet, statement of operations and statement of cash flows) on a consolidated basis as at, and for the six-month period ended June 30, 2006, (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with generally accepted accounting principles (except that the unaudited financial statements do not have notes thereto) applied on a consistent basis throughout the periods indicated and with each other. The Financial Statements accurately set out and describe the financial condition and operating results of 518 as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments. 518 maintains and will continue to maintain a standard system of accounting established and administered in accordance with generally accepted accounting principles. The balance sheet for the period ended June 30, 2006, (the “518 Balance Sheet”) shows shareholders' equity of no less than $90,000.

2.7    Absence of Undisclosed Liabilities. The 518 has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the 518 Balance Sheet, (ii) those incurred in the ordinary course of business and not required to be set forth in the 518 Balance Sheet under generally accepted accounting principles, (iii) those incurred in the ordinary course of business since the date of the 518 Balance Sheet and consistent with past practice, and (iv) those incurred in connection with the execution of this Agreement.

2.8    Absence of Certain Changes. Except as set forth on 518 Disclosure Schedule, since June 30, 2006 (the “518 Balance Sheet Date”) there has not been, occurred or arisen any material change in 518’s business or corporate operations or its financial condition.

2.9     Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of 518, threatened against 518 or any of its properties or any of its officers or directors (in their capacities as such) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on 518. There is no judgment, decree or order against 518 or, to the best knowledge of 518, any of its directors or officers (in their capacities as such), that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on 518.

2.10  Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon 518 which has or could reasonably be expected to have the effect of prohibiting or materially impairing any current or future business practice of 518, any acquisition of property by 518 or the overall conduct of business by 518 as currently conducted or as proposed to be conducted by 518. 518 has not entered into any agreement under which 518 is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market.

2.11  Permits; Company Products; Regulation.

(a)   518 is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders necessary for 518, to own, lease and operate its properties or to carry on its business as it is now being conducted (the “518 Authorizations”).

(b)   518 has obtained, in all countries where either 518 is marketing or has marketed its products, all applicable licenses, registrations, approvals, clearances and authorizations required by local, state or federal agencies in such countries regulating the safety, effectiveness and market clearance of the products currently or previously marketed by 518 in such countries, except for any such failures as would not, individually or in the aggregate, have a Material Adverse Effect on 518.

2.12  Title to Property.

(a)   518 has good and marketable title to all of its respective properties, interests in properties and assets, real and personal, reflected in the 518 Balance Sheet or acquired after the 518 Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the 518 Balance Sheet Date in the ordinary course of business), or with respect to leased properties and assets, valid leasehold interests in, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) the lien of current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties, and (iii) liens securing debt which is reflected on the 518 Balance Sheet.

(b)   Section 2.12(b) of the 518 Disclosure Schedule also sets forth a true, correct and complete list of all equipment (the “Equipment”) owned or leased by 518, and such Equipment is, taken as a whole, (i) adequate for the conduct of 518’s business, consistent with its past practice, and (ii) in good operating condition (except for ordinary wear and tear).

2.13  Intellectual Property.

(a)   518 owns, or is licensed or otherwise possesses legally enforceable rights to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, copyrights, and any applications for any of the foregoing, maskworks, net lists, schematics, industrial models, inventions, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material (“Intellectual Property”) that are used or proposed to be used in 518’s business as currently conducted or as proposed to be conducted by 518, except to the extent that the failure to have such rights have not had and could not reasonably be expected to have a Material Adverse Effect on 518.

(b)   There is no material unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights of 518, any trade secret material to 518 or any Intellectual Property right of any third party to the extent licensed by or through 518, by any third party, including any employee or former employee of 518. 518 has not entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in purchase orders arising in the ordinary course of business.

(c)   518 is not or will not be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Intellectual Property or Third Party Intellectual Property Rights, the breach of which would have a Material Adverse Effect on 518.

2.14  Taxes.

(a)   For purposes of this Section 2.14 and other provisions of this Agreement relating to Taxes, the following definitions shall apply:

(i)   The term “Taxes” shall mean all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, (A) imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including but not limited to, federal, state and foreign income taxes), payroll and employee withholding taxes, unemployment insurance contributions, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, withholding taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which are required to be paid, withheld or collected, (B) any liability for the payment of amounts referred to in (A) as a result of being a member of any affiliated, consolidated, combined or unitary group, or (C) any liability for amounts referred to in (A) or (B) as a result of any obligations to indemnify another person.

(ii)   The term “Returns” shall mean all reports, estimates, declarations of estimated tax, information statements and returns required to be filed in connection with any Taxes, including information returns with respect to backup withholding and other payments to third parties.

(b)   All Returns required to be filed by or on behalf of 518 have been duly filed on a timely basis and such Returns are true, complete and correct. All Taxes shown to be payable on such Returns or on subsequent assessments with respect thereto, and all payments of estimated Taxes required to be made by or on behalf of 518 under Section 6655 of the Code or comparable provisions of state, local or foreign law, have been paid in full on a timely basis, and no other Taxes are payable by 518 Subsidiary with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns). 518 has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party. 518 has received, from each employee who holds stock that is subject to a substantial risk of forfeiture as of the date hereof, a copy of the election(s) made under Section 83(b) of the Code with respect to all such shares, and such elections were validly made and filed with the Internal Revenue Service in a timely fashion. There are no liens on any of the assets of 518 with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that 518 is contesting in good faith through appropriate proceedings. 518 has not been at any time a member of an affiliated group of corporations filing consolidated, combined or unitary income or franchise tax returns for a period for which the statute of limitations for any Tax potentially applicable as a result of such membership has not expired.

(c)   The amount of 518’s liabilities for unpaid Taxes for all periods through the date of the Financial Statements do not, in the aggregate, exceed the amount of the current liability accruals for Taxes reflected on the Financial Statements, and the Financial Statements properly accrue in accordance with generally accepted accounting principles (“GAAP”) all liabilities for Taxes of 518 payable after the date of the Financial Statements attributable to transactions and events occurring prior to such date. No liability for Taxes of 518 has been incurred or material amount of taxable income has been realized (or prior to and including the Effective Time will be incurred or realized) since such date other than in the ordinary course of business.

(d)   Ameralink has been furnished by 518 true and complete copies of (i) relevant portions of income tax audit reports, statements of deficiencies, closing or other agreements received by or on behalf of 518 relating to Taxes, and (ii) all federal, state and foreign income or franchise tax returns and state sales and use tax Returns for or including 518 for all periods since 518’s inception.

(e)   No audit of the Returns of or including 518 by a government or taxing authority is in process, threatened or, to 518’s knowledge, pending (either in writing or orally, formally or informally). No deficiencies exist or have been asserted (either in writing or orally, formally or informally) or are expected to be asserted with respect to Taxes of 518, and 518 has not received notice (either in writing or orally, formally or informally) nor does it expect to receive notice that it has not filed a Return or paid Taxes required to be filed or paid. 518 is not a party to any action or proceeding for assessment or collection of Taxes, nor has such event been asserted or threatened (either in writing or orally, formally or informally) against 518 or any of its assets. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of 518. 518 has disclosed on its federal and state income and franchise tax returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Code Section 6662 or comparable provisions of applicable state tax laws.

2.15  Employee Matters. 518 is in compliance in all material respects with all currently applicable federal, state, local and foreign laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice. There are no pending claims against 518 under any workers compensation plan or policy or for long term disability. 518 has no material obligations under COBRA or any similar state law with respect to any former employees or qualifying beneficiaries thereunder.

2.16  Material Contracts.

(a)   Section 2.16(a) of the 518 Disclosure Schedule contain a list of all contracts and agreements to which 518 is a party and that are material to the business, results of operations, or condition (financial or otherwise), of 518 taken as a whole (such contracts, agreements and arrangements as are required to be set forth in Section 2.16(a) of the 518 Disclosure Schedule being referred to herein collectively as the “Material Contracts”).

(b)   Except as would not, individually or in the aggregate, have a Material Adverse Effect on 518, each 518 license, each Material is a legal, valid and binding agreement, and none of the 518 licenses or Material Contracts is in default by its terms or has been cancelled by the other party; 518 is not in receipt of any claim of default under any such agreement; and 518 does not anticipate any termination or change to, or receipt of a proposal with respect to, any such agreement as a result of the Merger or otherwise. 518 has furnished Ameralink with true and complete copies of all such agreements together with all amendments, waivers or other changes thereto.

2.17  Interested Party Transactions. 518 is not indebted to any director, officer, employee or agent of 518 (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to 518. To 518’s knowledge, none of 518’s officers or directors, or any members of their immediate families, are, directly or indirectly, indebted to 518 (other than in connection with purchases of the 518’s stock) or have any direct or indirect ownership interest in any firm or corporation with which 518 is affiliated or with which 518 has a business relationship, or any firm or corporation which competes with 518 except that officers, directors and/or stockholders of 518 may own stock in (but not exceeding two percent of the outstanding capital stock of) any publicly traded companies that may compete with 518. To 518’s knowledge, none of 518’s officers or directors or any members of their immediate families are, directly or indirectly, interested in any material contract with 518. 518 is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.

2.18  Insurance. 518 has policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of 518. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and 518 are otherwise in compliance with the terms of such policies and bonds.

2.19  Compliance With Laws. 518 has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as could not reasonably be expected to have a Material Adverse Effect on 518.

2.20  Minute Books. The minute book of 518 made available to Ameralink contains a complete summary of all meetings of directors and stockholders or actions by written consent since the time of incorporation of 518 through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

2.21  Complete Copies of Materials. 518 has delivered or made available true and copies of each document which has been requested by Ameralink or its counsel in connection with their legal and accounting review of 518.

2.22  Brokers’ and Finders’ Fees. 518 has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

2.23  No Vote Required. Upon the execution of this Agreement by all 518 Stockholders, no other vote of the holders of 518 Common Stock is necessary to approve this Agreement and the transactions contemplated hereby.

2.24  Third Party Consents. No consent or approval is needed from any third party in order to effect the Merger, this Agreement or any of the transactions contemplated hereby.

2.25  Representations Complete. None of the representations or warranties made by 518 herein or in any Schedule hereto, including the 518 Disclosure Schedule, or certificate furnished by 518 pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

SECTION THREE

3.    Representations and Warranties of Ameralink and Merger Sub.

Except as disclosed in a document dated as of the date of this Agreement and delivered by Ameralink to 518 prior to the execution and delivery of this Agreement and referring to the representations and warranties in this Agreement (the “Ameralink Disclosure Schedule”), Ameralink and Merger Sub hereby jointly and severally represent and warrant to 518 and 518 Stockholders as follows:

3.1    Organization, Standing and Power. Each of Ameralink and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of Ameralink and Merger Sub has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Ameralink. Ameralink has delivered a true and correct copy of the Articles of Incorporation and Bylaws or other charter documents, as applicable, of Ameralink and Merger Sub, each as amended to date, to 518. Neither Ameralink nor any of its subsidiaries is in violation of any material provisions of its Articles of Incorporation or Bylaws or equivalent organizational documents.

3.2       Capital Structure.

(a)   The authorized capital stock of Ameralink consists of 25,000,000 shares of Common Stock, $0.001 par value, of which 7,000,000 shares were issued and outstanding as of the close of business on August 11, 2006. Other than as contemplated under this Agreement, there are no options, warrants, calls, rights, commitments or agreements of any character to which Ameralink or Merger Sub is a party or by which either of them is bound obligating Ameralink or Merger Sub to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of Ameralink or obligating Ameralink or Merger Sub to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. The shares of Ameralink Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid, and non-assessable.

(b)   The authorized capital stock of Merger Sub consists of 10,000 shares of Common Stock of which 100 are issued and outstanding and are held by Ameralink. All outstanding shares of Ameralink and Merger Sub have been duly authorized, validly issued, fully paid and are nonassessable and free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof. There are no options, warrants, calls, rights, commitments or agreements of any character to which Ameralink or Merger Sub is a party or by which either of them is bound obligating Ameralink or Merger Sub to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of Merger Sub or obligating Ameralink or Merger Sub to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

3.3       Authority. Ameralink and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Ameralink and Merger Sub (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by California law). This Agreement has been duly executed and delivered by Ameralink and Merger Sub and constitutes the valid and binding obligations of Ameralink and Merger Sub.

3.4       No Conflict; Required Filings and Consents.

(a)   The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under (i) any provision of the Articles of Incorporation or Bylaws of Ameralink or Merger Sub, as amended, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Ameralink or Merger Sub or their properties or assets.

(b)   No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Ameralink or Merger Sub in connection with the execution and delivery of this Agreement by Ameralink and Merger Sub or the consummation by Ameralink and Merger Sub of the transactions contemplated hereby, except for (i) the filing of appropriate merger documents as required by California Law, (ii) the filing of a Form 8-K with the SEC within five days after the Closing Date, (iii) the filing with the SEC of a notice on Form D and any other filings as may be required under applicable state securities laws and the securities laws of any foreign country, and (iv) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Ameralink and would not prevent, materially alter or delay any the transactions contemplated by this Agreement.

3.5       SEC Documents; Financial Statements.

(a)   Ameralink has filed all forms, reports and documents required to be filed by Ameralink with the SEC since February 7, 2001 through the date hereof, and 518 and 518 Stockholders have had access to all such forms, reports and documents through the SEC Edger website. Included in those filings are all Annual Reports on Form 10-KSB and Quarterly Reports on Form 10-QSB including the Annual Report on Form 10-KSB for the year ending December 31, 2005 filed with the SEC on April 17, 2006. In addition, Ameralink will have made available to 518 true and complete copies of any additional documents filed with the SEC by Ameralink after the date hereof and prior to the Effective Time (collectively, the “Ameralink SEC Documents”). As of their respective filing dates, the Ameralink SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, and none of the Ameralink SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Ameralink SEC Document.

(b)   The financial statements of Ameralink, including the notes thereto, included in the Ameralink SEC Documents (the “Ameralink Financial Statements”) were complete and correct in all material respects as of their respective filing dates, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with United States generally accepted accounting principles applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements, included in Quarterly Reports on Forms 10-Q). The Ameralink Financial Statements fairly present the consolidated financial condition and operating results of Ameralink and its subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments). There has been no change in Ameralink accounting policies except as described in the notes to the Ameralink Financial Statements.

3.6       Absence of Undisclosed Liabilities. Ameralink has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the Balance Sheet included in Ameralink’s Annual Report on Form 10-KSB heretofore made available to 518 for the period ended December 31, 2005 (the “Ameralink Balance Sheet”), (ii) those incurred in the ordinary course of business and not required to be set forth in the Ameralink Balance Sheet under United States generally accepted accounting principles, and (iii) those incurred in the ordinary course of business since the Ameralink Balance Sheet Date and consistent with past practice.

3.7       Absence of Certain Changes. Since December 31, 2005 (the “Ameralink Balance Sheet Date”), Ameralink has conducted its business in the ordinary course in a manner consistent with past practice and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or might reasonably be expected to result in, a Material Adverse Effect to Ameralink; (ii) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Ameralink, or any direct or indirect redemption, purchase or other acquisition by Ameralink of any of its shares of capital stock; (iii) any material amendment or change to Ameralink’s Articles of Incorporation or Bylaws; or (iv) any negotiation or agreement by Ameralink to do any of the things described in the preceding clauses (i) through (iii) (other than negotiations with 518 and its representatives regarding the transactions contemplated by this Agreement).

3.8       Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Ameralink or any of its subsidiaries, threatened against Ameralink or any of its subsidiaries or any of their respective properties or any of their respective officers or directors (in their capacities as such) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Ameralink. There is no judgment, decree or order against Ameralink or any of its subsidiaries or, to the knowledge of Ameralink or any of its subsidiaries, any of their respective directors or officers (in their capacities as such) that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on Ameralink.

3.9       Governmental Authorization. Each of Ameralink and its subsidiaries has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity that is required for the operation of Ameralink’s or any of its subsidiaries’ business (“Ameralink Authorizations”), and all of such Ameralink Authorizations are in full force and effect, except where the failure to obtain or have any of such Ameralink Authorizations could not reasonably be expected to have a Material Adverse Effect on Ameralink.

3.10  Compliance With Laws. Each of Ameralink and Merger Sub has complied with, are not in violation of, and has not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as could not reasonably be expected to have a Material Adverse Effect on Ameralink.

3.11  Broker’s and Finders’ Fees. Except for sales commissions in connection with the private placement of equity funding as set forth in Section 5.11, Ameralink has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.12  Accounting and Tax Matters. Neither Ameralink nor Merger Sub nor, to the knowledge of Ameralink and Merger Sub, any of their respective affiliates or agents is aware of any agreement, plan or other circumstance that would prevent the Merger from constituting a transaction under Section 368(a) of the Code.

SECTION FOUR

4.   Conduct Prior to the Effective Time.

4.1       Conduct of Business of 518 and Ameralink. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, each of 518 and Ameralink agrees (except to the extent expressly contemplated by this Agreement or as consented to in writing by the other parties), to carry on its and its subsidiaries’ business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay and to cause its subsidiaries to pay debts and Taxes when, to pay or perform other obligations when due, and to use all reasonable efforts consistent with past practice and policies to preserve intact its and its subsidiaries’ present business organization, keep available the services of its and its subsidiaries’ present officers and key employees and preserve its and its subsidiaries’ relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it or its subsidiaries, to the end that its and its subsidiaries’ goodwill and ongoing businesses shall be unimpaired at the Effective Time. Each of 518 and Ameralink agrees to promptly notify the other of any event or occurrence not in the ordinary course of its or its subsidiaries’ business, and of any event which could have a Material Adverse Effect. Without limiting the foregoing, except as expressly contemplated by this Agreement, neither 518 nor Ameralink shall do, cause or permit any of the following, or allow, cause or permit any of its subsidiaries to do, cause or permit any of the following, without the prior written consent of the other:

(a)   Charter Documents. Cause or permit any amendments to its articles of incorporation or bylaws (except in the case of Ameralink’s amending and restating its articles of incorporation and bylaws pursuant to Section 5.12(f) hereof);

(b)   Dividends; Changes in Capital Stock. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or (except in the case of Ameralink’s recapitalization of its shares as set forth in Section 5.12(a) and its issuance of the stock option as set forth in Section 12(e) hereof) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it or its subsidiaries;

(c)   Stock Option Plans, Etc. Approve and adopt any stock plans or stock option plans; or

(d)   Other. Take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through (c) above, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

4.2       Conduct of Business of 518. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as expressly contemplated by this Agreement, 518 shall not do, cause or permit any of the following, without the prior written consent of Ameralink:

(a)   Material Contracts. Enter into any material contract or commitment, or violate, amend or otherwise modify or waive any of the terms of any of its Material Contracts, other than in the ordinary course of business consistent with past practice;

(b)   Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities;

(c)   Intellectual Property. Transfer to any person or entity any rights to its Intellectual Property;

(d)   Exclusive Rights. Enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products or technology;

(e)   Dispositions. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to its business, taken as a whole, except in the ordinary course of business consistent with past practice;

(f)   Indebtedness. Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

(g)   Insurance. Materially reduce the amount of any material insurance coverage provided by existing insurance policies;

(h)   Termination or Waiver. Terminate or waive any right of substantial value, other than in the ordinary course of business;

(i)   Employee Benefit Plans; New Hires; Pay Increases. Adopt any employee benefit or stock purchase or option plan, or hire any new director level or officer level employee, pay any special bonus or special remuneration to any employee or director, or increase the salaries or wage rates of its employees;

(j)   Taxes. Other than in the ordinary course of business, make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Tax Return or any amendment to a material Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(k)   Revaluation. Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; or

(l)   Other. Take or agree in writing or otherwise to take, any of the actions described in Sections 4.2(a) through (k) above, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

4.3       No Solicitation. 518 and its officers, directors, employees or other agents of 518 will not, directly or indirectly, (i) take any action to solicit, initiate or encourage any Takeover Proposal (as defined below) or (ii) engage in negotiations with, or disclose any nonpublic information relating to 518 to, or afford access to the properties, books or records of 518 to, any person that has advised 518 that it may be considering making, or that has made, a Takeover Proposal. 518 will promptly notify Ameralink after receipt of any Takeover Proposal or any notice that any person is considering making a Takeover Proposal or any request for nonpublic information relating to 518 or for access to the properties, books or records of 518 by any person that has advised 518 that it may be considering making, or that has made, a Takeover Proposal and will keep Ameralink fully informed of the status and details of any such Takeover Proposal notice or request. For purposes of this Agreement, “Takeover Proposal” means any offer or proposal for, or any indication of interest in, a merger or other business combination involving 518 or the acquisition of any significant equity interest in, or a significant portion of the assets of 518, other than the transactions contemplated by this Agreement.

SECTION FIVE

5.    Additional Agreements.

5.1       Best Efforts and Further Assurances. Each of the parties to this Agreement shall use its best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

5.2       Consents; Cooperation.

(a)   Each of Ameralink and 518 shall use its reasonable best efforts to promptly (i) obtain from any Governmental Entity any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Ameralink, Merger Sub or 518 in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder, and (ii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under the Securities Act and the Exchange Act and any other applicable federal, state or foreign securities laws.

(b)   518 and each 518 Stockholder shall cooperate with Ameralink in the preparation of the private placement memorandum and other offering materials for the additional equity funding described in Section 5.11 below and provide Ameralink with accurate and complete descriptions of 518’s business operations, financial condition and other required disclosure information. The information supplied by 518 or any of 518 Stockholders for inclusion in the offering materials shall not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

(c)   From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, each party shall promptly notify the other party in writing of any pending or, to the knowledge of such party, threatened action, proceeding or other event that may cause a Material Adverse Effect.

5.3       Access to Information.

(a)   518 shall afford Ameralink and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (i) all of 518’s properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of 518 as Ameralink may reasonably request. 518 agrees to provide to Ameralink and its accountants, counsel and other representatives copies of internal financial statements promptly upon request. Ameralink shall afford 518 and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (i) all of Ameralink’s and Merger Sub’s properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of Ameralink and Merger Sub as 518 may reasonably request. Ameralink agrees to provide to 518 and its accountants, counsel and other representatives copies of internal financial statements promptly upon request.

(b)   Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Ameralink and 518 shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations.

(c)   No information or knowledge obtained in any investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

5.4       Confidentiality. The information received in accordance with Section 5.3 shall be deemed to be “Confidential Information.” Each of Ameralink and 518 and each 518 Stockholder agrees that it will treat in confidence all documents, materials, and other Confidential Information that it shall have obtained regarding any other party during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein, and the preparation of this Agreement and other related documents. Such documents, materials, and other Confidential Information shall not be communicated to any third person (other than to its respective counsel, accountants, financial advisors, or lenders) and shall not be used for any purpose to the detriment of any other party. No party shall use any Confidential Information in any manner whatsoever except solely for the purpose of evaluating a possible business relationship as contemplated by this Agreement. No party and no representative of a party will, during the term of this Agreement or at any time during the two years thereafter, irrespective of the time, manner, or cause of termination of this Agreement, use, disclose, copy, or assist any other person in the use, disclosure, or copying of any documents, materials, or other Confidential Information of any other party hereto.

5.5       Public Disclosure. Unless otherwise permitted by this Agreement, Ameralink and 518 shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law.

5.6       State Statutes. If any state takeover law shall become applicable to the transactions contemplated by this Agreement, Ameralink and its Board of Directors or 518 and its Board of Directors, as the case may be, shall use their reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effects of such state takeover law on the transactions contemplated by this Agreement.

5.7       Filings or Notices Pursuant to Securities Laws.

(a)   Ameralink shall prepare and file with the SEC a notice on Form D and such other notices or applications as Ameralink may deem appropriate under state securities laws in connection with the transactions contemplated by this Agreement. 518 and each 518 Stockholder and Ameralink shall take any action required to be taken under any applicable federal or state securities laws in connection with the issuance of the Merger Consideration. 518 and each 518 Stockholder shall furnish, or cause such part to furnish, to Ameralink all information concerning 518 and the 518 Stockholders as Ameralink may reasonably request in connection with such actions.

(b)   The information supplied by any party for inclusion in the notices or other filings in accordance with this Section 5.7 shall not, at the time filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Closing any event or circumstance relating to any party or any party’s affiliates, or its or their respective officers or directors, is discovered by any party that should be set forth in a supplement or amendment to any notices or other filings in accordance with this Section 5.7, such party shall promptly inform each other party thereof in writing. All documents that such party is responsible for filing with the SEC or any state authority in connection with the transactions contemplated herein shall comply as to form in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder, the Exchange Act and the rules and regulations thereunder, state securities laws, and other applicable state laws

5.8       Unanimous Consent of Stockholders. As promptly as practicable after the date hereof, 518 shall take all action necessary in accordance with California Law and its Articles of Incorporation and Bylaws to secure the unanimous consent of all 518 Stockholders approving the Merger and the transactions contemplated herein.

5.9       Acquisition of Ameralink Common Stock. The consummation of this Agreement and the transactions contemplated herein, including the issuance of the Ameralink Common Stock to the 518 Stockholders as contemplated hereby, constitutes the offer and sale of securities under the Securities Act and applicable state securities Laws. Such transactions shall be consummated in reliance on exemptions from the registration and prospectus delivery requirements of such statutes that depend, among other items, on the circumstances under which the 518 Stockholders acquire such securities comprising the Merger Consideration.

(a)   In order to provide documentation for reliance upon exemptions from the registration and prospectus delivery requirements for the issuance of Ameralink Common Stock in the Merger, each 518 Stockholder hereby makes the following representations and warranties:

(i)   Such 518 Stockholder acknowledges that neither the SEC nor the securities commission of any state or other federal agency has made any determination as to the merits of acquiring the Ameralink Common Stock, and that the transactions contemplated herein involve certain risks.

(ii)   Such 518 Stockholder has received and read this Agreement and understands the risk related to the consummation of the transactions herein contemplated.

(iii)     Such 518 Stockholder has such knowledge and experience in business and financial matters that such 518 Stockholder is capable of evaluating the Merger and Ameralink and its business operations.

(iv)     Such 518 Stockholder has been provided with a copy of the Agreement and the related disclosure schedules of the parties hereto plus all materials and information requested by each or his or her representative, including any information requested to verify any information furnished (to the extent such information is available or can be obtained without unreasonable effort or expense), and each has been provided the opportunity for direct communication with Ameralink and its representatives regarding the transactions contemplated hereby.

(v)   All information that each 518 Stockholder has provided to Ameralink or its agents or representatives concerning suitability to hold shares in Ameralink following the transactions contemplated hereby is complete, accurate, and correct.

(vi)    Such 518 Stockholder has not offered or sold any interest in this Agreement and has no present intention of dividing the Ameralink Common Stock to be received or the rights under this Agreement with others or of reselling or otherwise disposing of any portion of such stock or rights, either currently or after the passage of a fixed or determinable period of time or on the occurrence or nonoccurrence of any predetermined event or circumstance.

(vii)    Such 518 Stockholder was at no time solicited by any leaflet, public promotional meeting, circular, newspaper or magazine article, radio or television advertisement, or any other form of general advertising or solicitation in connection with the offer, sale, or purchase of the Ameralink Common Stock through this Agreement.

(viii)     As a result of the Merger, such 518 Stockholder believes that its financial prospects resulting from its ownership in Ameralink will not be materially less favorable than his or her retained ownership in 518. Each 518 Stockholder anticipates no need in the foreseeable future to sell the Ameralink Common Stock to be acquired pursuant hereto. Each is able to bear the economic risks of this investment, and consequently, without limiting the generality of the foregoing, is able to hold the Ameralink Common Stock to be received for an indefinite period.

(ix)       Such 518 Stockholder understands that the Ameralink Common Stock has not been registered, but is being acquired by reason of a specific exemption under the Securities Act as well as under certain state securities Laws for transactions by an issuer not involving any public offering and that any disposition of the Ameralink Common Stock may, under certain circumstances, be inconsistent with this exemption and may make the holder who disposes of such stock an “underwriter” within the meaning of the Securities Act. It is understood that the definition of “underwriter” focuses upon the concept of “distribution” and that any subsequent disposition of the subject Ameralink Common Stock can only be effected in transactions that are not considered distributions.

(x)        Such 518 Stockholder acknowledges that the shares of Ameralink Common Stock must be held and may not be sold, transferred, or otherwise disposed of for value unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Ameralink is under no obligation to register the Ameralink Common Stock under the Securities Act. If Rule 144 is available (and no assurance is given that it will be except as expressly set forth in this Agreement), after one year and prior to two years following the Effective Date, only routine sales of such Ameralink Common Stock in limited amounts can be made in reliance upon Rule 144 in accordance with the terms and conditions of that rule. Ameralink is under no obligation to the stockholders of 518 to make Rule 144 available, except as may be expressly agreed to by it in writing in this Agreement, and in the event Rule 144 is not available, compliance with Regulation A or some other disclosure exemption may be required before such persons can sell, transfer, or otherwise dispose of such Ameralink Common Stock without registration under the Securities Act. Ameralink’s registrar and transfer agent will maintain a stop-transfer order against the registration of transfer of the Ameralink Common Stock, and the certificate representing the Ameralink Common Stock will bear a legend in substantially the following form so restricting the sale of such securities:

The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and are “restricted securities” within the meaning of Rule 144 promulgated under the Securities Act. The securities have been acquired for investment and may not be sold or transferred without complying with Rule 144 in the absence of an effective registration or other compliance under the Securities Act.

(xi)       Such 518 Stockholder acknowledges that Ameralink may refuse to register transfer shares of the Ameralink Common Stock in the absence of compliance with Rule 144 unless the holder furnishes the issuer with a “no-action” or interpretive letter from the SEC or an opinion of counsel reasonably acceptable to Ameralink stating that the transfer is proper. Further, unless such letter or opinion states that the shares of Ameralink Common Stock are free of any restrictions under the Securities Act, Ameralink may refuse to transfer the Ameralink Common Stock to any transferee that does not furnish in writing to Ameralink the same representations and agree to the same conditions respecting such Ameralink Common Stock as set forth herein. Ameralink may also refuse to transfer the Ameralink Common Stock if any circumstances are present reasonably indicating that the transferee’s representations are not accurate.

(b)   Such 518 Stockholder shall execute and deliver to Ameralink, at or prior to the Closing, such further letters of representation, acknowledgment, suitability, or the like, as Ameralink and its counsel may reasonably request in connection with reliance on exemptions from registration under such securities Laws.

(c)   Each Party acknowledges that the basis for relying on exemptions from registration or qualifications are factual, depending on the conduct of the various parties, and that no legal opinion or other assurance will be required or given to the effect that the transactions contemplated hereby are in fact exempt from registration or qualification.

5.10  [Reserved]

5.11  Additional Equity Funding. Prior to or at the Closing, Ameralink shall use its commercially reasonable efforts to sell between 1,000,000 and 1,500,000 shares of Ameralink Common Stock at not less than $0.40 per share for gross proceeds of between $400,000 and $600,000 in transactions exempt from registration under the Securities Act and applicable provisions of state securities laws. The terms of the offering shall include 50% warrant coverage for two years at an exercise price of $0.80 and registration rights. The sale of at least 1,000,000 shares at not less than $0.40 per share for gross proceeds of $400,000 shall be a condition precedent to Closing. The terms of the offering shall also include the payment of sales commissions to authorized persons in connection with the sale of securities.

5.12  Ameralink Restructuring. At or prior to the Closing, Ameralink shall:

(a)   forward split sixty-to-one its 26,000 shares of unlegended issued and outstanding common stock and cause its directors Thomas Manz and Robert Freiheit to waive participation in the forward split, resulting in 1,560,000 shares of unlegended common stock issued and outstanding and 6,974,000 shares of legended common stock issued and outstanding for a total of 8,534,000 shares of common stock issued and outstanding;

(b)   cause its directors, Thomas Manz and Robert Freiheit to agree to transfer in the aggregate 5,300,000 shares of Ameralink common stock to the 518 Stockholders as the Merger Consideration;

(c)   change the name of Ameralink to 518 Media, Inc. or a derivative thereof acceptable to Peter Langs, to become effective at or immediately following the Closing;

(d)   consent to the election as directors of the following persons, each to assume office at the Closing and to serve until the next annual meeting of stockholders and until his successor is elected and qualified:

Peter Langs;
Wayne Mogel;
Frank W. DeMille;
Gerard N Casale Jr.; and
a nominee of Ameralink;

(e)   approve and issue to Ameralink’s nominee director a three year stock options to purchase 450,000 shares of common stock of Ameralink for an exercise price of $0.40;

(f)   amend and restate Ameralink’s articles of incorporation and bylaws;

(g)   grant Robert Freiheit and Thomas Manz piggyback rights to register their shares of Ameralink common stock on the condition that Messrs Freiheit and Manz agree to restrict the sale of their shares to the number of shares that that they would have been able to sell under Rules 144 and 145 if the exemptions provided by these Rules were available to them; and

(h)   obtain the approval of the foregoing by the stockholders of Ameralink in the manner required by Nevada Law and Ameralink’s certificate of incorporation and bylaws.

5.13   518 Stockholder Undertakings. Contemporaneously with the execution of this Agreement, Peter Langs, Wayne Mogel and Frank W. DeMille shall execute and deliver the Undertaking in substantially the form attached as Exhibit D-1 requiring each stockholder to offer all current and future media/movie projects to 518, all subject to the Closing and to become effective at the Effective Time.

5.14  Officer and Director Insurance. The Parties shall use their commercially reasonable efforts to obtain officer and director liability insurance for the directors and executive officers of Ameralink and its subsidiaries after the Closing in mutually acceptable amounts with insurers with acceptable financial responsibility.

5.15  Additional Audited 518 Financial Statements. As soon as commercially reasonable following the execution of this Agreement, 518 shall prepare and engage a firm of certified public accountants registered with the Public Company Accounting Oversight Board to examine and issue a report on such 518’s balance sheet as of June 30, 2006, and its related statements of operations, cash flows, and stockholders equity for the year ended December 31, 2005 and to review 518’s financial statements as required pursuant to Item 310 of SEC Regulation S-B, all in accordance with GAAP and Regulation S-B under the Exchange Act.

SECTION SIX

6.    Conditions to the Merger.

6.1       Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction on or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

(a)   Stockholder Approval. This Agreement and the Merger shall have been duly approved and adopted by the 518 Stockholders.

(b)   No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal. In the event an injunction or other order shall have been issued, each party agrees to use its reasonable diligent efforts to have such injunction or other order lifted.

(c)   Governmental Approval. Ameralink, 518 and Merger Sub shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of or in connection with the Merger and the several transactions contemplated hereby, including, without limitation, such approvals, waivers and consents as may be required under the Securities Act and under any state securities laws.

(d)   Approval of Form 8-K. Ameralink and 518 have approved the Form 8-K to be filed with the SEC within four days of the Effective Time.

6.2       Additional Conditions to Obligations of 518. The obligations of 518 to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by 518:

(a)   Representations, Warranties and Covenants  (i) Each of the representations and warranties of Ameralink and Merger Sub in this Agreement that is expressly qualified by a reference to materiality shall be true in all respects as so qualified, and each of the representations and warranties of Ameralink and Merger Sub in this Agreement that is not so qualified shall be true and correct in all material respects, on and as of the Effective Time as though such representation or warranty had been made on and as of such time (except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date), and (ii) Ameralink and Merger Sub shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Effective Time.

(b)   Certificates of Ameralink.

(i)   Compliance Certificate of Ameralink. 518 shall have been provided with a certificate executed on behalf of Ameralink by its President to the effect that, as of the Effective Time, each of the conditions set forth in Section 6.2(a) and (d) above has been satisfied with respect to Ameralink.

(ii)        Certificate of Secretary of Ameralink. 518 shall have been provided with a certificate executed by the Secretary of Ameralink certifying:

(A)   Resolutions duly adopted by the Board of Directors and consent of the holders of a majority of outstanding shares of Ameralink authorizing the execution of this Agreement and the execution, performance and delivery of all agreements, documents and transactions contemplated hereby; and

(B)   the incumbency of the officers of Ameralink executing this Agreement and all agreements and documents contemplated hereby.

(c)   Certificates of Merger Sub.

(i)   Compliance Certificate of Merger Sub. 518 shall have been provided with a certificate executed on behalf of Merger Sub by its President to the effect that, as of the Effective Time, each of the conditions set forth in Section 6.2(a) and (d) above has been satisfied with respect to Merger Sub.

(ii)   Certificate of Secretary of Merger Sub. 518 shall have been provided with a certificate executed by the Secretary or Assistant Secretary of Merger Sub certifying:

(A)   Resolutions duly adopted by the Sole Director and the sole stockholder of Merger Sub authorizing the execution of this Agreement and the execution, performance and delivery of all agreements, documents and transactions contemplated hereby; and

(B)   the incumbency of the officers of Merger Sub executing this Agreement and all agreements and documents contemplated hereby.

(d)   No Material Adverse Changes. No material adverse change shall have occurred in the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations, results of operations or prospects of Ameralink and Merger Sub, taken as a whole.

(e)   Good Standing. 518 shall have received a certificate or certificates of the Secretary of State of the State of Nevada certifying as of a date no more than ten business days prior to the Effective Time that the Ameralink Merger Sub is, as of such date, in good standing and authorized to transact business as a domestic corporation.

6.3       Additional Conditions to the Obligations of Ameralink and Merger Sub. The obligations of Ameralink and Merger Sub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Ameralink:

(a)   Representations, Warranties and Covenants. (i) Each of the representations and warranties of 518 and the 518 Stockholders in this Agreement that is expressly qualified by a reference to materiality shall be true in all respects as so qualified, and each of the representations and warranties of 518 and the 518 Stockholders in this Agreement that is not so qualified shall be true and correct in all material respects, on and as of the Effective Time as though such representation or warranty had been made on and as of such time (except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date), and (ii) 518 and the 518 Stockholders shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Effective Time.

(b)   No Material Adverse Changes. No material adverse change shall have occurred in the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations, results of operations or prospects of 518, taken as a whole.

(c)   Certificates of 518.

(i)    Compliance Certificate of 518. Ameralink and Merger Sub shall have been provided with a certificate executed on behalf of 518 by its President to the effect that, as of the Effective Time, each of the conditions set forth in Section 6.3(a) and (b) above has been satisfied.

(ii)   Certificate of Secretary of 518. Ameralink and Merger Sub shall have been provided with a certificate executed by the Secretary of 518 certifying:

(A)   Resolutions duly adopted by the Board of Directors and the 518 Stockholders authorizing the execution of this Agreement and the execution, performance and delivery of all agreements, documents and transactions contemplated hereby;

(B)   The Articles of Incorporation and Bylaws of 518, as in effect immediately prior to the Effective Time, including all amendments thereto; and

(C)   the incumbency of the officers of 518 executing this Agreement and all agreements and documents contemplated hereby.

(d)   Third Party Consents. Ameralink shall have been furnished with evidence satisfactory to it that 518 has obtained those consents, waivers, approvals or authorizations of those Governmental Entities and third parties whose consent or approval are required in connection with the Merger as set forth in Sections 5.2(a)

(e)   Injunctions or Restraints on Merger and Conduct of Business. No proceeding brought by any administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking to prevent the consummation of the Merger shall be pending. In addition, no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting Ameralink’s conduct or operation of the business of 518, following the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity, domestic or foreign, seeking the foregoing be pending.

 (f)   Resignation of Directors and Officers. Ameralink shall have received letters of resignation from each of its directors and officers immediately prior to the Effective Time, which resignations in each case shall be effective as of the Effective Time.

6.4       Performance of Additional Agreements. The obligations of the respective Parties to effect the Merger and the other transactions contemplated hereby are subject to the satisfaction at or prior to the Closing of the following further conditions and covenants, any or all of which may be waived in writing by all other Parties, in whole or in part, to the extend permitted by applicable law:

(a)   Ameralink, Merger Sub and 518 shall have completed all appropriate actions and obtained all required consents and filings in accordance with the requirements of Section 5.2;

(b)   Ameralink shall have prepared and delivered for transmittal to the SEC, at or promptly following the Effective Date, a notice on Form D in accordance with the requirements of Section 5.7 (a);

(c)   if requested by Ameralink, each of the 518 Stockholders shall have executed and delivered to Ameralink such additional representations as it may reasonably request respecting the acquisition of the Ameralink Common Stock in accordance with the requirements of Section 5.9(b);

(d)   Ameralink shall have received at least $400,000 in gross proceeds from the sale of shares of Ameralink common stock and warrants at not less than $0.40 per share in accordance with the requirements of Section 5.11;

(e)   Ameralink shall have completed its restructuring in accordance with the requirements of Section 5.12;

(f)   Peter Langs, Frank W. DeMille and Wayne Mogel shall have entered into Undertakings in accordance with the requirements set forth in Section 5.13;

(g)   Ameralink shall have obtained officer and director liability insurance in accordance with the requirements of Section 5.14; and

(h)   Ameralink shall have received the additional audited annual and audited interim financial statements of 518 in accordance with the requirements of Section 5.15 and the audited balance sheet for the period ended June 30, 2006, shall show shareholders' equity of no less than $90,000.

SECTION SEVEN

7.    Termination, Amendment and Waiver.

7.1       Termination. At any time prior to the Effective Time, this Agreement may be terminated and the Merger may be abandoned:

(a)   by mutual consent duly authorized by the Boards of Directors of each of Ameralink and 518;

(b)   by either Ameralink or 518, if, without fault of the terminating party,

(i)   the Effective Time shall not have occurred on or before June 30, 2006 (or such later date as may be agreed upon in writing by the parties); or

(ii)      there shall be any applicable federal or state law that makes consummation of the Merger illegal or otherwise prohibited or if any court of competent jurisdiction or Governmental Entity shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

(c)   by Ameralink, if 518 or any of the 518 Stockholders shall materially breach any of its representations, warranties or obligations hereunder and such breach shall not have been cured within ten calendar business days of receipt by 518 of written notice of such breach, provided that Ameralink is not in material breach of any of its representations, warranties or obligations hereunder, and provided further, that no cure period shall be required for a breach which by its nature cannot be cured;

(d)   by 518, if Ameralink shall materially breach any of its representations, warranties or obligations hereunder and such breach shall not have been cured within ten calendar days following receipt by Ameralink of written notice of such breach, provided that neither 518 nor any of the 518 Stockholders is not in material breach of any of its representations, warranties or obligations hereunder, and provided further, that no cure period shall be required for a breach which by its nature cannot be cured.

7.2       Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Ameralink, Merger Sub or 518 or their respective officers, directors, stockholders or affiliates, except to the extent that such termination results from the breach by a party hereto of any of its representations, warranties or covenants set forth in this Agreement; provided that, the provisions of Section 5.4 (Confidentiality), Section 7.3 (Expenses and Termination Fees) and this Section 7.2 shall remain in full force and effect and survive any termination of this Agreement.

7.3       Expenses and Termination Fees.

(a)   Subject to subsection (b) of this Section 7.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated including, without limitation, filing fees and the fees and expenses of advisors, accountants, legal counsel and financial printers, shall be paid by the party incurring such expense.

(b)   In connection with the execution of the Letter of Intent dated February 22, 2006 between the parties, 518 advanced Ameralink $20,000 to help defer the cost of completing the transactions contemplated herein. If the Merger is consummated, Ameralink will credit 518 $20,000 against the assets 518 is delivering pursuant to the Merger as set forth is its Financial Statements listed in Section 2.6. In the event that the Merger is not consummated for any reason (except for termination by Ameralink under Section 7.1(c)), Ameralink will deliver 425,000 shares of Ameralink restricted common stock with piggy-back registration rights to 518 as repayment of the advance to be distributed according to 518’s written instructions.

7.4       Amendment. The Boards of Directors of Ameralink and 518 and the 518 Stockholders may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties.

7.5       Extension; Waiver. At any time prior to the Effective Time any party may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

SECTION EIGHT

8.    Indemnification.

8.1       Survival of Representations and Warranties. All covenants to be performed prior to the Effective Time, and all representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the consummation of the Merger and continue until the second anniversary of the Effective Time (the “Indemnification Termination Date”); provided that if any claims for indemnification have been asserted with respect to any such representations and warranties prior to the Indemnification Termination Date, the representations and warranties on which any such claims are based shall continue in effect until final resolution of any claims. All covenants to be performed after the Effective Time shall continue indefinitely.

8.2       Indemnification

(a)   Indemnification by 518 and 518 Stockholders. Subject to the limitations set forth in this Section 8, from and after the Effective Time, 518 and the 518 Stockholders shall protect, defend, indemnify and hold harmless Ameralink and the Surviving Corporation and their respective affiliates, officers, directors, employees, representatives and agents (Ameralink, Surviving Corporation and each of the foregoing persons or entities is hereinafter referred to individually as an “Ameralink Indemnified Person” and collectively as “Ameralink Indemnified Persons”) from and against any and all losses, costs, damages, liabilities, fees (including without limitation attorneys’ fees) and expenses (collectively, the “Ameralink Damages”), that any of the Ameralink Indemnified Persons by reason of or in connection with any claim, demand, action or cause of action alleging misrepresentation, breach of, or default in connection with, any of the representations, warranties, covenants or agreements of 518 and the 518 Stockholders contained in this Agreement, including any exhibits or schedules attached hereto, and the Certificate of Merger, which becomes known to Ameralink prior to the Indemnification Termination Date. Damages in each case shall be net of the amount of any insurance proceeds and indemnity and contribution actually recovered by Ameralink or the Surviving Corporation.

(b)   Indemnification by Ameralink. Subject to the limitations set forth in this Section 8, from and after the Effective Time, Ameralink shall protect, defend, indemnify and hold harmless 518 and 518 Stockholders and their respective affiliates, officers, directors, employees, representatives and agents (518, 518 Stockholders and each of the foregoing persons or entities is hereinafter referred to individually as an “518 Indemnified Person” and collectively as “518 Indemnified Persons”) from and against any and all losses, costs, damages, liabilities, fees (including without limitation attorneys’ fees) and expenses (collectively, the “518 Damages”), that any of the 518 Indemnified Persons by reason of or in connection with any claim, demand, action or cause of action alleging misrepresentation, breach of, or default in connection with, any of the representations, warranties, covenants or agreements of Ameralink contained in this Agreement, including any exhibits or schedules attached hereto, and the Certificate of Merger, which becomes known to 518 or the 518 Stockholders prior to the Indemnification Termination Date. Damages in each case shall be net of the amount of any insurance proceeds and indemnity and contribution actually recovered by 518 or the 518 Stockholders.

(c)   Exclusive Contractual Remedy and Limitations. Ameralink, the 518 Stockholders and 518 each acknowledge that Ameralink Damages or 518 Damages, if any, may relate to unresolved contingencies existing at the Effective Time, which if resolved at the Effective Time would have led to a reevaluation of the total consideration the Parties would have agreed to transfer in connection with the Merger. The maximum liability of 518 and the 518 Stockholders for any breach of a representation, warranty or covenant of 518 or 518 Stockholder and the maximum liability of Ameralink for any breach of a representation, warranty or covenant of Ameralink shall be limited to $600,000; provided, however, that nothing herein shall limit the liability: (i) of 518 for any breach of representation, warranty or covenant if the Merger does not close, and (ii) of any officer, director or stockholder of the 518 for such person’s or entity’s fraud or intentional misrepresentation.

SECTION NINE

9.    General Provisions.

9.1       Survival of Warranties. The representations, warranties and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time of the Merger and (except to the extent that survival is necessary to effectuate the intent of such provisions) shall terminate on the second anniversary of the Effective Time of the Merger, provided that representations, warranties and agreements relating to Taxes shall terminate on the date which is 30 days after expiration of all applicable statutes of limitations relating to such Taxes.

9.2       Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or 48 hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party’s address or facsimile number as set forth below, or as subsequently modified by written notice,

(a)	if to Ameralink or Merger Sub, to:
Robert Freiheit, President
1940 Zinfandel Drive, Suite R
Rancho Cordova, CA 95670
Facsimile No.: (916) 797-0207
Telephone No.: (916) 791-0289

with a copy to:

Terrell W. Smith
136 East South Temple, Suite 2112
Salt Lake City, UT 84111
Facsimile No.: (801) 521-6325
Telephone No.: (801) 521-7070

(b)	if to 518 and/or the 518 Stockholders, to:
Peter Langs, President
11684 Ventura Blvd., Suite 1300
Studio City, CA 91604
Attention: President
Facsimile No.: (818) 508-3089
Telephone No.: (818) 763-7788

9.3       Interpretation. When a reference is made in this Agreement to Exhibits or Schedules, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases “the date of this Agreement,” “the date hereof,” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to August 11, 2006. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.4       Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

9.5       Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Schedules, including the 518 Disclosure Schedule and the Ameralink Disclosure Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and shall survive any termination of this Agreement or the Closing, in accordance with its terms; (b) are not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided.

9.6       Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

9.7       Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

9.8       Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law.

9.9       Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

9.10  Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the parties or their respective successors and assigns. Any amendment or waiver effected in accordance with this Section 9.10 shall be binding upon the parties and their respective successors and assigns.

[Two Signature Pages Follow]

518, 518 Stockholders, Ameralink and Merger Sub have executed this Agreement as of the date first written above.

518 MEDIA, INC.:

By:	/s/ Peter Langs
Peter Langs President

AMERALINK, INC.:

By:	/s/ Robert Freiheit
Robert Freiheit, President

AMLK SUB CORP.

By:	/s/ Robert Freiheit
Robert Freiheit, President

518 STOCKHOLDERS

/s/ Peter Langs
Name: Peter Langs
Address: 11684 Ventura Blvd. Suite 1300
Studio City, Ca 91604

/s/ Wayne Mogel
Name: Wayne Mogel
Address: 24 Wadsworth Road
Ashland, MA 01721

/s/ Frank W. DeMille
Name: Frank W. DeMille
Address: 420 East 58th. Street # 14 C
New York New 10022-2347

/s/ Gerard N. Casale Jr.
Name: Gerard N. Casale Jr.
Address: 1158 26th Street, Suite 325
Santa Monica, CA 90403

EXHIBITS

Exhibit A -	Certificate of Merger

Exhibit B -	Merger Consideration

Exhibit C-1 -	Amended and Restated Articles of Incorporation for Ameralink

Exhibit C-2 -	Amended and Restated By Laws for Ameralink

Exhibit D-1	Form of Undertaking

EXHIBIT A

CERTIFICATE OF MERGER

EXHIBIT B

MERGER CONSIDERATION

Name and Address of Stockholder	Number of Shares of 518 Common Stock	Number of Shares of Ameralink Common Stock
Peter Langs	150,000	1,590,000
Wayne Mogel	100,000	1,060,000
Frank DeMille	150,000	1,590,000
Gerard Casale	100,000	1,060,000
Total	500,000	5,300,000

EXHIBIT C-1

AMENDED AND RESTATED ARTICLES OF INCORPORATION

EXHIBIT C-2

AMENDED AND RESTATED BYLAWS

EXHIBIT D-1

FORM OF UNDERTAKING